EXHIBIT 99.1

NEWS RELEASE	NEWS RELEASE	NEWS RELEASE	NEWS RELEASE

Media Contact:

Marina H. Norville
212-640-2832
marina.h.norville@aexp.com

FOR IMMEDIATE RELEASE

AMERICAN EXPRESS COMPANY ELECTS
LYNN A. PIKE TO BOARD OF DIRECTORS

NEW YORK, December 17, 2019 - American Express Company (NYSE: AXP) today announced that Lynn A. Pike has been elected to its board of directors, effective January 1, 2020.

“Lynn brings more than 40 years of experience in the financial services industry, and has already made significant contributions to American Express as Chairperson of our American Express National Bank Board,” said Stephen J. Squeri, Chairman and Chief Executive Officer of American Express. “I, along with the rest of the American Express Board of Directors, look forward to working with Lynn as we continue to focus on our strategic imperatives to drive steady, solid performance and long-term value for our shareholders.”

Most recently, Ms. Pike was President of Capital One Bank, a division of Capital One Financial Corporation, until December 2011. As a member of the Capital One Executive Committee, she participated in overall financial, strategic and governance decision making for the company. Prior to Capital One, Ms. Pike served as President of Business Banking at Bank of America. Earlier in her career, she held executive positions at regional and national banks, including Wells Fargo and Fleet Boston.

Ms. Pike has a long track record of board service to business, community and nonprofit organizations. She currently serves on the boards of Hiscox Ltd as Chairperson of its Risk Committee, Hiscox USA and Hiscox Insurance Company Inc. (HICI); American Express National Bank as its Chairperson; BankWork$; and California State University Channel Islands (CSUCI).

She previously served on the boards of Phoenix House; the Autry National Center Board of Trustees; New York City Partnership; California Business Roundtable; the California Businesses for Education Excellence; Mayor Villaraigosa's Los Angeles Economy and Job Committee; The Federal Reserve Board of the 12th district - Los Angeles Branch; Junior Achievement of Southern California; and as Vice Chairman of the Board of Operation Hope.

Ms. Pike is a graduate of the Executive School of Marketing at the Fuqua School of Business at Duke University.

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About American Express

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